Exhibit 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES THE COMPLETION OF THE
ENDICIA ACQUISITION FROM NEWELL RUBBERMAID

EL SEGUNDO, Calif., November 18, 2015 – Stamps.com® (Nasdaq:STMP), the leading provider of Internet-based postage services to a broad range of customers, today announced that it has completed its acquisition of Endicia, formerly a wholly owned subsidiary of Newell Rubbermaid Inc.

“We are very excited to have completed the Endicia acquisition and look forward to working closely with the Endicia team to capture the new opportunities of our now combined companies” said Ken McBride, Stamps.com chairman and CEO. “High volume and eCommerce shipping are the fastest growing segments of the mailing and shipping industry and this acquisition will allow us to continue to drive our growth in this very important area.”

Stamps.com purchased Endicia for a net purchase price of $215 million in cash.  Stamps.com funded the acquisition cost, including customary purchase adjustments, and adding the related closing costs, with $165 million in bank debt from a group of leading US banks and the remainder from its existing cash and investments.

About Stamps.com and Endicia

Stamps.com (Nasdaq: STMP) is the leading provider of Internet-based postage services to a broad range of users, including consumers, small businesses, eCommerce shippers, enterprises, and higher volume shippers. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage using only a computer, printer and an Internet Connection, right from their homes or offices.  Stamps.com was named to Forbes magazine's "America's Best Small Companies" list in 2013 and 2014.

Endicia is the leading provider of high volume shipping technologies and services for U.S. Postal Service shipping. It offers solutions that help businesses run their shipping operations more smoothly and function more successfully. Endicia also provides seamless access to USPS shipping services through integration with more than 250 partner applications. Endicia has printed more than $12B in postage since inception.

Stamps.com, the Stamps.com logo, PSI Systems, Inc. (dba Endicia), ShipStation, ShipWorks and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names are property of their respective owners.